Exhibit 10.1

CONFIRMATION LETTER

Jonathan Dale [_______________]

Re: Confirmation of Terms of Employment

Dear Mr. Dale:

On behalf of Avidbank, a California banking association (the “Bank”), I am pleased to confirm the following terms and conditions of your employment.

1.

Position. Your employment with the Bank pursuant to the terms and conditions described below will begin August 3, 2026 (“Employment Date”). You will serve as the Bank’s President, reporting to the Bank’s Chief Executive Officer (the “CEO”), and you shall perform the customary duties of such office with responsibility for overall management of the Bank and such other duties as may from time to time be reasonably requested of you by the CEO of the Bank. As the Bank’s President, you will also serve as an officer of Avidbank Holdings, Inc. (the “Holding Company”). You agree to exercise the highest degree of professionalism and ethics and to perform the services necessary to complete your duties in a timely and professional manner consistent with the banking industry standards.

You shall perform, observe and conform to such duties and to such other duties and instructions as from time to time are lawfully assigned or communicated to you by the CEO. By signing this letter, you confirm with the Bank that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Bank.

2.	Compensation.
a.	Salary. The Bank will pay you a base salary at the rate of $625,000 per year (“Base Salary”), payable in accordance with the Bank’s standard payroll schedule.

b.

Annual Incentive. You shall be eligible to earn an annual incentive bonus (“Bonus”) of 100% of the Base Salary (the “Target”), to be determined by the Bank’s Compensation Committee in its sole discretion based on the Bank’s financial performance. The Bonus awarded, if any, will be paid 75% in cash and 25% in restricted stock, with such stock subject to 3-year annual vesting and evidenced by an award agreements under and subject to the terms and conditions of the Holding Company’s 2022 Equity Incentive Plan or any successor equity incentive plan of the Holding Company. The Bonus is to be paid (including the issuance of restricted stock) following the performance year at such time as the Bank pays bonuses to its executive employees generally, provided that the Bonus will not be earned or paid unless you continue in employment with the Bank through such date of payment.

c.

Sign-On Equity Award. Subject to approval of the Holding Company’s Compensation Committee, as soon as reasonably practicable following the Employment Date, you are to be granted a restricted stock award (“RSA”) for a number of shares of the Holding Company’s common stock having a fair market value of $500,000 on the grant date. The shares subject to the RSA will cliff vest on the third anniversary of the Employment Date, subject to your continued employment with the Bank through such date, and shall be evidenced by an RSA award agreement in the form of restricted stock award agreement under and subject to the terms and conditions of the Holding Company’s 2022 Equity Incentive Plan.

d.

Annual Retention Equity Awards. Subject to approval of the Holding Company’s Compensation Committee, as soon as reasonably practicable following the Employment Date and each anniversary thereof during your continued employment with the Bank, you are to be granted an RSA for a number of shares of the Holding Company’s common stock having a fair market value equal to 15% of your then Base Salary on the grant date ($93,750 for the initial grant). The shares subject to each RSA will cliff vest on the third anniversary of their respective grant dates, subject to your continued employment with the Bank through such dates, and the RSAs shall be evidenced by award agreements in the form of such award agreement under and subject to the terms and conditions of the Holding Company’s 2022 Equity Incentive Plan or any successor equity incentive plan of the Holding Company.

e.

No Accrual of Vacation or Other Paid  Time Off. You will not accrue any vacation or other paid time off (“PTO”) during your employment with the Bank. While you will not be eligible for PTO accruals, the Bank will allow you to take time off from work as you deem appropriate given your workload and other responsibilities and you must be absent from your duties for an uninterrupted period of two consecutive weeks each calendar year.  You will be fully responsible for managing your schedule and ensuring that time taken off from work does not adversely affect your job performance or ability to complete your job responsibilities in an effective and efficient manner. You must, however, provide advance written notice to the Bank’s CEO when you intend to take one or more days off consecutively.

f.

Severance Payment. In the event your employment is terminated by the Bank or the Holding Company without Cause, you will be entitled to a lump-sum cash payment equal to fifty percent (50%) of the Base Salary in effect on your termination date, plus an amount equal to six (6) times the monthly cost that will be incurred by you as of the date of termination for continuation of health insurance under COBRA (collectively, the “Severance Payment”).  The Severance Payment will be paid to you not later than sixty (60) days following your termination date; provided, however, payment of the Severance Payment is conditioned on your satisfactory execution of the Separation Agreement attached hereto as Exhibit A (the “Separation Agreement”) no later than the last day of the Release Period. The “Release Period” is the period that begins on the date of your termination of employment and ends on the 30th day thereafter. As a condition of payment of the Severance Payment, you are required to execute (and not revoke) the Separation Agreement not later than the last day of the Release Period.  In the event the Release Period begins and ends in different calendar years, payment of the Severance Payment shall occur no earlier than the first day of the later in time of the two calendar years. “Cause” shall mean the occurrence during your employment with Company of any of the following: (i) indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving moral turpitude, (ii) gross negligence or willful misconduct by in the performance of your material duties which is likely to materially damage the Company’s financial position; or (iii) material breach of this Confirmation Letter and any other written agreement between you and the Bank, which breach has been communicated to you in the form of a written notice from the Bank’s Board of Directors (the “Board”), and that you have not substantially cured within thirty (30) days following receipt of such written notice.

g.

Disability.  If you for any reason (except as expressly provided below) become temporarily or permanently disabled so that you are unable to perform the duties under this Agreement, the Bank agrees to pay you the Base Salary otherwise payable to you pursuant to Section 2(a) of this Agreement, reduced by the amounts you receive from state disability insurance, or workers’ compensation, or other short term disability or similar insurance benefits through policies provided by the Bank, for a period of six (6) months from the date of disability; provided, however, that payments from the Bank shall cease upon your qualification for long term disability benefits under any Bank paid insurance program.  For purposes of this Section, "disability" shall be defined as provided in Bank's disability insurance program.

h.

Expense Reimbursement. The Bank will reimburse you for expenses you reasonably incur in connection with the performance of your duties, all in accordance with the Bank's policies with respect thereto, as in effect from time to time. In addition to the Bank’s standard reimbursement limitations, you will be eligible for an additional [$7500 per month] for up to 12 months for reimbursable business related travel expenses.

3.

Devotion of Time and Description of Duties. You will devote your entire business time and attention to the performance of your job duties.  The Bank reserves the right to reassign and or redefine the scope of your duties and responsibilities as the business of the Bank dictates.

4.

At-Will Employment.  Notwithstanding your potential entitlement to a Severance Payment in accordance with Section 2(c) above, your employment with the Bank is “at-will.” “At-will” employment means that your employment with the Bank is not for a specific term, and can be terminated by yourself or by the Bank at any time for any reason or no reason, with or without cause and with or without notice. Any contrary representations which may have been made to you are superseded by this offer. Your “at-will” status may only be changed by an express written agreement that is signed by you, the CEO, and by an authorized representative of the Board.

5.	Taxes, Withholding and Required Deductions. All forms of compensation are subject to all applicable taxes, withholding and any other deductions required by applicable law.

6.

Conflict with Outside Activities.  As more fully set forth in the Bank’s Confidentiality and Proprietary Information and Inventions Agreement, you agree that, while serving as a full-time employee of the Bank, you will inform the Bank of any activity of yours which is competitive with the business of the Bank or which requires a significant time commitment from you.   In addition, you shall not, without the CEO’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of your duties as an employee of the Bank and an officer of the Holding Company.  By signing below, you represent to the Bank that you have no other outstanding commitments inconsistent with any of the terms of this offer or the services to be rendered under it.

7.

Indemnification. The Bank agrees to defend and indemnify you against any liability that you incur within the scope of your employment with the Bank and your service as an officer of the Holding Company to fullest extent permitted by the Bank’s articles of incorporation and by-laws and applicable law, subject to the limitations set forth in Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder and any other law or regulation applicable to the Bank.

8.

Supervisory Matters.  If you are suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or the Holding Company’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Bank under this Confirmation Letter shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion, and subject to compliance with applicable law: (i) pay you all or part of the compensation withheld while its obligations under this Confirmation Letter were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If you are removed and/or permanently prohibited from participating in the conduct of the Bank’s or the Holding Company’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Confirmation Letter shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Confirmation Letter shall terminate as of the date of default, but vested rights of the parties shall not be affected.  All obligations under this Confirmation Letter shall be terminated, except to the extent that it is determined that continuation of the Confirmation Letter is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the Commissioner of the California Department of Financial Institutions or his or her designee, at the time that the Federal Deposit Insurance Corporation or the Commissioner of the California Department of Financial Protection or Innovation or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

9.

Regulatory Provisions.  Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of you be in excess of that considered by the Federal Reserve Board, the FDIC or the California Department of Financial Protection and Innovation to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance.   Any payments made to you, pursuant to this Confirmation Letter or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. You agree that should any payments that are made or benefits that are provided pursuant to this Confirmation Letter be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, you agree that you shall return or otherwise reimburse the Bank for the amount of such prohibited payments or benefits to the full extent required by such law, regulation or regulatory order.  Without limiting the foregoing, you agree to promptly comply with any applicable rule or regulation which requires the return or reimbursement to the Holding Company or the Bank of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which Holdings’ common stock may then be listed.  Without limiting the foregoing, you agree that after the effective date of this Confirmation Letter, in the event the Holding Company or the Bank is required to prepare an accounting restatement due to the material noncompliance of the Holding Company or the Bank with any financial reporting requirement, you shall return or reimburse the Holding Company or the Bank (whether or not you are then serving as an employee of the Bank) for any incentive-based compensation (including stock options, restricted stock and restricted stock units awarded as compensation) during the 3-year period preceding the date on which Holdings or the Bank is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement.

10.	Binding Arbitration of Disputes. Executive and the Bank hereby consent to the following binding arbitration procedures:

a.

Scope, Rules and Procedures. Executive and the Bank acknowledge that any controversy or claim arising out of or related to Executive’s employment or engagement by the Bank or the terms thereof and/or the termination of Executive’s employment by the Bank will be submitted to binding arbitration, to be administered by the San Jose, California office of JAMS/Endispute (“JAMS”), or any successor thereof, in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”) (https://www.jamsadr.com/files/Uploads/Documents/JAMS-Rules/JAMS_employment_arbitration_rules-2021.pdf), except as otherwise provided herein. The scope of the arbitration shall include any matter for which a court would otherwise be entitled to grant relief, including without limitation contract, statutory, and common law claims. This agreement to arbitrate does not apply to or cover claims for workers’ compensation benefits or unemployment compensation benefits.

b.

Waiver of Right to Jury Trial. By agreeing to binding arbitration, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

c.

Selection of Arbitrator. The arbitration shall be held before and decided by a single neutral arbitrator (the “Arbitrator”). The Arbitrator shall be a person familiar with California labor law and employment litigation, selected in accordance with the JAMS Rules.

d.

Powers of Arbitrator. The Arbitrator shall hear all testimony and receive all evidence admitted at the arbitration proceeding. The Arbitrator shall decide any and all procedural, discovery, and evidentiary questions, claims, controversies, disputes and matters of any and every kind or nature, including but not limited to whether or not any issue constitutes a procedural, discovery, or evidentiary question, claim, controversy, dispute, or matter arbitrable under this Confirmation Letter. Discovery, such as depositions or document requests, shall be available to the Bank and Executive as though the dispute were pending in California state court. The Arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a California state court, including the ability to rule on a motion for summary judgment. The Arbitrator shall have the authority to hear and rule upon all discovery motions and, in connection therewith, to award sanctions as appropriate in accordance with then-prevailing California law. Except as otherwise provided herein, the provisions of California Code of Civil Procedure Section 1283.05 (which govern the manner in which depositions are taken and discovery obtained in arbitration) are applicable to these arbitration provisions. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. The Arbitrators shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Confirmation Letter and to enforce an arbitration award.

e.

Costs of Arbitration. The fees and costs of JAMS, the Arbitrator, and for a hearing room shall be paid by the Bank after Executive has paid Employer a single amount equal to the Santa Clara County, California, Superior Court civil action filing fee.

f.

Arbitration Award. Any award rendered at such arbitration shall be in writing and shall include the Arbitrator’s essential findings and conclusions and a statement of the award. The award shall be final, binding and conclusive upon the parties, and judgment may be entered thereon in any court of competent jurisdiction.

g.	This arbitration provision is governed by the Federal Arbitration Act (“FAA”).

11.

Entire Agreement.  This letter and its attachments (if any) set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

12.

Severability.  If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

13.

Governing Law.  The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of California, without giving effect to principles of conflicts of law.

14.

Counterparts.  This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.   Execution of an electronic copy will have the same force and effect as execution of an original, and an electronic signature will be deemed an original and valid signature.

15.

Other Legal Provisions. This letter, upon acceptance, will be legally binding on you, the Bank and yours and its respective successors, heirs, administrators, and assigns. This offer and your rights and obligations may not be assigned by you. This letter can only be amended by a writing signed by the Bank and you. You acknowledge that (i) this letter has been prepared by the Bank’s legal counsel, (ii) you have had sufficient time to review this letter thoroughly, (iii) you have read and understood the terms of this letter, and (iv) you have been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this letter prior to its acceptance.

16.

Electronic Delivery.  The Bank may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Bank or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Bank’s Bylaws by email or any other electronic means.  You consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Bank or a third party designated by the Bank.

If you wish to accept this offer, please sign and date this letter and the enclosed attachments.

Very truly yours,

By: /s/ Mark D. Mordell Mark D. Mordell Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jonathan Dale

Jonathan Dale

EXHIBIT A

SEPARATION AGREEMENT

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and among Jonathan Dale (hereinafter “Executive”), Avidbank Holdings, Inc., a California corporation, and Avidbank, a California banking association (each referred to herein as, the “Company”), in accordance with the severance provisions set forth in that certain Confirmation Letter, effective as of [_______], 2026, entered into by and between Executive and the Company (the “Confirmation Letter”).

1.	Separation of Employment. Effective as of [____________], Executive shall no longer be employed by the Company in any capacity.

2.	Separation Payment. In accordance with the Confirmation Letter, the Company shall pay to Executive the Severance Payment as provided in Section 2 of the Confirmation Letter.

3.	No Admission of Liability. This Agreement does not constitute an admission of any kind by the Company.

4.

Release of Known Claims By Executive.  In exchange for the payments and agreements contained in this Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s past and present affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to her employment with, or separation from the Company on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category under federal, state or local law; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, or the California Family Rights Act; or any other wrongful conduct of any kind, based upon events occurring prior to the date of execution of this Agreement.

5.

Release of Unknown Claims By Executive.  Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The parties intend this release by Executive to be a full and comprehensive general release, waiving all claims, demands and causes of action, known and unknown, to the fullest extent permitted by law.  Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released including, but not limited to (i) any rights provided to Executive under this Agreement, (ii) indemnification by the Company as may be provided under California

Labor Code 2802 or any other applicable law, or (iii) any claims Executive may have for unemployment compensation or workers’ compensation benefits.

6.

Knowing and Voluntary.  Executive represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Severance Payment promised to Executive herein.  Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

7.

Execution of Agreement.  Executive expressly acknowledges that he has been provided twenty-one (21) days to consider this Agreement form the Company and that he was informed that he had the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel.  To the extent that Executive has taken fewer than twenty-one (21) days to consider this Agreement, Executive acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.

8.

Revocation.  This Agreement is revocable by Executive for a period of seven (7) calendar days following Executive’s execution of this Agreement.  The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following the execution of this Agreement.  This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Agreement.

9.	Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

10.

Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration, as outlined in Section 10 of the Confirmation Letter.

11.

Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

12.	Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

13.

Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

14.

Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

15.

Entire Agreement/Integration. This Agreement and any confidentiality, proprietary information, or inventions agreements signed by Executive during his employment with the Company (all of which survive the termination of the employment relationship) constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

*  *  *  *

[Signature page follows]

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE

Dated:

Address:

COMPANY

Dated:	By:

OFFICER OF THE COMPANY

[Signature Page – Separation Agreement]